UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2023

AKOUSTIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38029	33-1229046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.001 par value	AKTS	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2023 (the “Closing Date”), Akoustis Technologies, Inc. (the “Company”) and its wholly-owned subsidiary, Akoustis, Inc. (the “Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Grinding & Dicing Services, Inc. (“GDSI”) and the stockholders of GDSI (the “Sellers”). Pursuant to the Purchase Agreement, the Purchaser acquired all of the outstanding capital stock of GDSI (such acquisition, the “Transaction”).

The total consideration paid to the Sellers at closing of the Transaction consisted of $14.0 million in cash, approximately $2.0 million unregistered shares (the “Closing Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a secured promissory note in the original principal amount of $4.0 million issued by the Purchaser to the Sellers’ representative (the “Note”). The Note does not bear interest, is subject to partial prepayment (reduction of the outstanding principal amount down to $1.3 million) on the second anniversary of the Closing Date, and is payable in full on the third anniversary of the Closing Date. The Purchaser can reduce the principal amount of the Note (i) to satisfy certain post-closing adjustments to the Transaction purchase price, (ii) to satisfy the Sellers’ indemnification obligations under the Purchase Agreement, and (iii) if GDSI’s President is terminated for cause or due to disability or resigns without good reason prior to maturity. The Note is secured by certain of the Purchaser’s and GDSI’s assets. In the event of certain events of default, including failure to pay amounts due under the Note and certain bankruptcy events, the outstanding principal amount of the Note will become immediately due.

The Purchaser, GDSI and the Sellers have each made certain customary representations, warranties, covenants and agreements in the Purchase Agreement. Additionally, the Purchaser and the Sellers agreed to customary indemnification for breaches of representations, warranties, covenants and agreements, subject to certain limitations set forth in the Purchase Agreement. The Sellers have also agreed to enter into customary non-compete and non-solicitation covenants in connection with the Transaction.

The foregoing description of the Purchase Agreement and the Note does not purport to be complete and is qualified in its entirety by reference to each of the Purchase Agreement and the Note, which the Company will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure relating to the Note set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On the Closing Date, the Company entered into an employment agreement with Joseph Collins to continue as President of GDSI (the “Employment Agreement”). Pursuant to the Employment Agreement, the Company will issue up to $2.0 million in unregistered shares of Common Stock (the “Employment Shares”) to Mr. Collins. A total of 242,235 Employment Shares were issued on or about the Closing Date and an aggregate of up to 363,353 Employment Shares are issuable during the term of the Employment Agreement.

As described in Item 1.01 above, an aggregate of 605,589 Closing Shares were issued to the Sellers on or about the Closing Date pursuant to the Purchase Agreement.

The issuance of the Closing Shares and the Employment Shares is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company announcing the Transaction is included herewith as Exhibit 99.1 and is incorporated herein by reference.

In connection with the announcement of the Transaction, the Company will host a call on January 4, 2023 at 8:00 a.m. Eastern time. Call details are contained in the press release referenced above.

This information is intended to be furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release issued by the Company on January 4, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.

Date: January 4, 2023	By:	/s/ Kenneth E. Boller
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

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